Exhibit 10.25

SUN BANCORP, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is hereby entered into effective as of November 20, 2014 (the “Effective Date”), by and between Sun Bancorp, Inc. (the “Company”), a New Jersey corporation and the holding company for Sun National Bank, with its principal executive offices at 350 Fellowship Road, Suite 101, Mt. Laurel, New Jersey 08054 (the “Executive Offices”), and Mr. Nicos Katsoulis (“Executive”). Any reference to the “Bank” in this Agreement shall mean Sun National Bank, or any successor to Sun National Bank.

WHEREAS, Executive and the Board of Directors of the Company desire to enter into an employment agreement setting forth the terms and conditions of the employment of Executive and the related rights and obligations of each of the parties.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed as follows:

1.	Position and Responsibilities.

(a) During the period of Executive’s employment under this Agreement, Executive agrees to serve as Executive Vice President and Chief Lending Officer of the Company and of the Bank. Executive shall have responsibility for the general management and control of the business and affairs of the Company and its affiliates and shall perform all duties and shall have all powers which are commonly incident to the offices of Executive Vice President and Chief Lending Officer or which, consistent with those offices, are delegated to him by the President and Chief Executive Officer or the Board of Directors of the Company (the “Board of Directors”), and Executive shall report directly to the President and Chief Executive Officer.

(b) During the period of Executive’s employment under this Agreement, except for periods of absence occasioned by illness, vacation, and reasonable leaves of absence, Executive shall devote substantially all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and services related to the organization, operation and management of the Company and its affiliates, as well as participation in community, professional and civic organizations, which may promote the business affairs of the Company.

(c) The Company will furnish Executive with the working facilities and staff customary for executive officers with the titles and duties set forth in this Agreement and as are necessary for him to perform his duties. The location of such facilities and staff shall be at the Executive Offices, or such other location as is mutually agreed to between the Company and Executive.

2.	Period of Employment.

Executive’s employment under this Agreement shall commence within thirty calendar days following the date of receipt by both the Company and the Bank of the final applicable regulatory approvals or non-objections from the FRB and OCC, respectively, as described in Section 20(b) below. The Company and Executive acknowledge and agree that Executive’s employment is “at-will,” meaning that Executive’s employment is for no definite period of time, and Executive or the Company may terminate such employment relationship at any time for any reason or no reason. The employment at-will relationship remains in full force and effect regardless of any statements to the contrary made by company personnel or set forth in any documents other than those explicitly made to the contrary and signed by an authorized representative of the Board of Directors of the Company.

3.	Compensation and Benefits.

(a) Base Salary. The Company agrees to pay Executive during the period of Executive’s employment under this Agreement a base salary at the rate of $420,000 per annum, payable in accordance with the customary payroll practices of the Company, or those of the Bank in accordance with Section 8(b) below. The Board of Directors or the Compensation Committee of the Board of Directors shall review annually the rate of Executive’s base salary based upon factors they deem relevant, and may maintain or increase his base salary, provided that, no such action shall reduce the rate of base salary below the rate then in effect without Executive’s express written consent. In the absence of action by the Board of Directors, Executive shall continue to receive a base salary at the per annum rate specified above or, if another rate has been established under the provisions of this Section 3, the rate last properly established by action of the Board of Directors.

(b) Incentive Compensation. Executive shall be entitled to participate in annual bonuses and other incentive compensation programs in accordance with the following terms:

(i) Annual Cash Bonus Opportunity. During each fiscal year of the Company ending during the period of Executive’s employment, Executive will be eligible to receive an annual incentive award, payable in cash not later than March 15 immediately following the completion of the fiscal year that is the applicable performance period, with a target award opportunity of not less than 50% of Executive’s annual base salary as in effect at the time that the applicable performance goals are established, with any applicable performance goals to be mutually developed and agreed upon by Executive and the Compensation Committee of the Board of Directors within the first 90 days of the performance period; provided that, for the 2014 fiscal year, Executive’s annual bonus shall be guaranteed at $125,000, provided that the Executive shall commence employment not later than November 20, 2014, and such 2014 annual bonus amount shall be paid to Executive not later than March 15, 2015.

(ii) Annual Equity Award. During each fiscal year of the Company during the period of Executive’s employment, commencing with the 2015 fiscal year, Executive will be granted an annual equity award (in the form of restricted stock or stock options, or a combination thereof, as mutually agreed to by the Company and Executive, and with such awards based on mutually agreed upon performance goals) with a grant date value (in the case of stock options based on the assumptions and methodology used by the Company for financial accounting purposes) of not less than 50% of Executive’s annual base salary as in effect at the time that such performance goals are established. Such equity awards will be granted not later than March 15 immediately following the completion of the fiscal year that is the applicable performance period upon a determination by the Company that the applicable performance goals have been attained, and such awards will vest at the rate of 25% beginning two years from the date of grant and 25% each year thereafter, subject to Executive’s continued employment with the Company; provided that, notwithstanding the foregoing, upon Executive’s termination of employment due to his death or Disability (as defined in Section 4(c) below), no less than 50% of such Stock Award shall be deemed vested, earned and non-forfeitable. If more than 50% of the full vesting period has elapsed, 100% of such Stock Award shall be deemed vested, earned and non-forfeitable.

For the 2014 fiscal year, Executive will receive an equity award with a grant date value equal to 50% of Executive’s annual base salary, pro-rated based upon the number of months employed by the Company during 2014, and such award shall be granted not later than March 15, 2015. Upon termination of employment other than termination for Cause (as defined in Section 4(a) below), options to purchase Company stock that are, or that then become, exercisable shall remain exercisable for 90 days following such termination, provided that the Executive shall be in compliance with the post-termination, non-competition and non-solicitation limitations set forth in Sections 6 and 7 below.

(iii) Matching Equity Grant. To the extent that Executive purchases Company stock directly from the Company with his own funds directly or through his retirement accounts, up to a maximum aggregate purchase of $600,000, during the period beginning immediately following the filing of a Current Report on Form 8-K with the Securities and Exchange Commission disclosing Executive’s anticipated employment with the Company as its Executive Vice President and Chief Lending Officer (which shall be filed on the same date as the Company’s first public release of such information) and ending on the date that is sixty (60) days following the date on which the Company and the Executive enter into an Addendum to this Agreement, after first receiving approval of such Addendum in accordance with 12 C.P.R. Part 359 in accordance with Section 21 herein (the “Purchased Shares”), then within five (5) business days following each such purchase (but in no event prior to the date of Executive’s commencement of employment with the Company as its Executive Vice President and Chief Lending Officer, Executive will be awarded matching shares of restricted stock by the Company in an amount equal to 1.5 shares of Company stock for each one (1) Purchased Share (“Matching Stock”). Executive may purchase shares from the Company during this period at a price per share equal to the average of the twenty-four (24) hour daily weighted average trading prices of the Company’s common stock on the NASDAQ Global Select Market (as calculated by Bloomberg Screen AQR) on each of the five (5) trading days ending one (1) business day prior to the purchase. Matching Stock will vest at the rate of 25% after 24 months, 25% after 36 months, and 50% after 48 months from the date Executive commences employment with the Company, subject to Executive’s continued employment with the Company; provided that, notwithstanding the foregoing, upon Executive’s termination of employment due to his death or Disability, awards that would otherwise vest within 18 months of the date of termination of employment without regard to such death or Disability shall nevertheless vest upon such termination of employment. Any dividends paid on the Company common stock shall be paid on the Purchased Shares and Matching Stock at the same time and on the same terms and without regard to whether such shares are then vested, provided that such shares of Matching Stock have not previously been forfeited. Matching Stock which has previously become vested will nevertheless be subject to restrictions on sale and transfer until the first to occur of (x) Executive’s termination of employment for any reason and (y) a “Change in Control” of the Company (as defined in the Company’s 2010 Stock- Based Incentive Plan; provided, however, that a Change in Control shall not be deemed to occur solely by reason of the event that any person, or persons acting in concert, that have previously been a party to the Securities Purchase Agreement between the Company and WLR SBI Acquisition Co, LLC dated July 7, 2010 or the Securities Purchase Agreement among the Company and Bernard A. Brown, Sidney R. Brown, Jeffrey S. Brown, Anne E. Koons, The Four B’s, Interactive Logistics, LLC, National Distribution Centers, L.P. and National Freight, Inc. dated July 7, 2010, each as set forth in the Company’s proxy statement dated September 28, 2010, shall become the beneficial owner(s) of 25% or more of a class of the Company’s voting securities), other than permissible transfers to satisfy tax withholding requirements upon the vesting of such shares, and any stock certificates issued with respect to shares of Matching Stock shall bear a legend setting forth such restrictions and limitations. In the event of termination of employment prior to such Matching Stock becoming vested as provided above, such unvested Matching Stock shall be forfeited as of the date of such termination of employment and the restrictions on sale and transfer of such unvested Matching Stock shall not be removed. The Purchased Shares that entitle Executive to a Matching Stock award shall be subject to a holding period of thirty-six (36) months from the date of purchase, but in no event later than the first to occur of (x) Executive’s termination of employment for any reason and (y) a Change in Control of the Company.

(v) As of the grant date (or as soon as practicable thereafter) of any equity awards, including the Purchased Shares and the Matching Stock, the Company shall cause the shares underlying such awards to be registered under the Securities Act of 1933, pursuant to a registration statement on Form S-8 (or other appropriate form) and registered or qualified under applicable state law, and the Company shall take all actions required to maintain the effectiveness of such registration statement until all common stock that may be issued, sold or delivered to Executive has been so issued, sold and/or delivered or the Company’s obligations have lapsed. The Board of Directors of the Company shall take all necessary action to ensure that the grants and purchases contemplated by this Agreement are approved for purposes of Rule 16b-3 of the Securities Exchange Act of 1934.

(c) Other Employee Benefits. In addition to any other compensation or benefits provided for under this Agreement, Executive shall be entitled to participate in any employee benefits, fringe benefits, perquisites and business expense reimbursements that the Company or the Bank offers to full-time employees or executive management now or in the future on a basis no less favorable than those provided to similarly situated executives. Without limiting the generality of the foregoing provisions of this paragraph, Executive shall be entitled to participate in or receive benefits under all plans relating to stock purchases, pension, profit sharing, employee stock ownership, supplemental retirement, group life insurance, medical and other health and welfare coverage that are made available by the Company or the Bank as of the date Executive commences employment or at any time in the future during the period of Executive’s employment under this Agreement, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Notwithstanding the foregoing, it is agreed that Executive’s participation in the Annual Cash Bonus Opportunity set forth at Section 3(b)(i) herein shall be a substitute for participation in the annual cash bonus under the Management Committee and Shared Services Incentive Compensation Plan, participation in the Annual Equity Award set forth at Section 3(b)(ii) herein shall be a substitute for participation in the annual equity awards under the Management Committee and Shared Services Incentive Compensation Plan, and the opportunity to receive Matching Stock as set forth at Section 3(b)(iv) herein shall be a substitute for participation in the proposed 2014 Performance Equity Plan.

4.	Termination for Cause; Death; Disability; Good Reason.

(a) Termination for Cause. With respect to termination of Executive’s employment, “Cause” shall be considered to exist if Executive: (i) has willfully failed or refused to perform his assigned duties under this Agreement in any material respect (including, for these purposes, Executive’s inability to perform such duties as a result of drug or alcohol dependency); (ii) has committed gross negligence in the performance of, or is guilty of continual neglect of, his assigned duties; (iii) has been convicted or entered a plea of guilty or nolo contendere to, the commission of a felony or any other crime involving dishonesty, personal profit or other circumstance likely, in the reasonable judgment of the Board of Directors of the Company, to have a material adverse effect on the Bank and the Company or their business, operations or reputation taken as a whole; (iv) has violated, in any material respect, any law, rule, regulation, written agreement or final cease-and-desist order applicable to the Bank or the Company in his performance of services for the Bank or the Company or the Company’s or the Bank’s code of conduct; or (v) has willfully and intentionally breached the material terms of this Agreement in any material respect. For purposes of this definition, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Bank and the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company, the board of directors of the Bank or the Executive Committee of either board or based upon the written advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Bank and the Company. Any such determination must be made by a majority vote of the entire membership of the Board of Directors of the Company at a meeting of the Board of Directors called and held for that purpose, finding that, in the good faith opinion of the Board of Directors, Executive’s conduct satisfies the requirements for termination for Cause. Termination for Cause shall be effected by written Notice of Termination (as described below) to Executive setting forth with particularity the grounds for termination. Notwithstanding any other provision to the contrary, and for the avoidance of doubt, other than with respect to earned but unpaid salary and such other vested benefits as are set forth in this Agreement and in any other agreement or plan, Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause. Notwithstanding anything herein to the contrary, Executive acknowledges and agrees that commencement of employment is further conditioned upon the Company’s prior receipt of satisfactory results regarding customary drug testing.

(b) Death. Notwithstanding any other provision of this Agreement to the contrary, in the event of Executive’s death during the period of his employment under this Agreement, the Company shall make payment to his estate in the amount of Executive’s base salary through the end of the month in which the death occurred, and such other vested benefits as are set forth in this Agreement and in any other agreement or plan. This provision shall not negate any rights Executive or his beneficiaries may have to death benefits under any employee benefit plan of the Company or the Bank.

(c) Disability. The Company may terminate Executive’s employment upon a determination, by vote of a majority of the members of the Board of Directors of the Company, acting in reliance on the written advice of a medical professional acceptable to them and reasonably acceptable to Executive or his guardian, that Executive is suffering from a “Disability,” which shall mean a physical or mental impairment which, at the date of the determination, has prevented Executive from performing his assigned duties on a substantially full-time basis for a period of at least sixty (60) days during the period of six (6) months ending with the date of the determination or is likely to result in death or prevent Executive from performing his assigned duties on a substantially full-time basis for a period of at least sixty (60) days during the period of six (6) months beginning with the date of the determination. As a condition to any benefits, the Board of Directors may require Executive to submit to such physical or mental evaluations and tests as it deems reasonably appropriate. In the event of Executive’s Disability, Executive will be entitled to payment from the Company in the amount of all earned but unpaid salary as of the date of termination of employment and such other vested benefits as are set forth in this Agreement and in any other agreement or plan. This provision shall not negate any rights Executive may have to disability benefits under any other plan of the Company or the Bank. A termination of employment due to Disability under this Section 4(c) shall be effected by Notice of Termination given to Executive by the Company and shall take effect on the later of the effective date of termination specified in such notice or sixty (60) days after the date on which the Notice of Termination is given to Executive, provided that Executive has not resumed, on a substantially full-time basis, his employment with the Company as President and Chief Executive Officer.

(d) Termination for Good Reason. With respect to termination of Executive’s employment, “Good Reason” shall be considered to exist upon the occurrence of any of the following events without Executive’s consent:

(i) the assignment to duties materially inconsistent with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement;

(ii) a material diminution in the authorities, duties or responsibilities of the person to whom Executive is required to report, including a requirement that Executive report to an officer or employee instead of reporting directly to the Board;

(iii) a material reduction in Executive’s annual base salary, target annual bonus or target annual equity award;

(iv) the Company’s requiring Executive to be based at any office or location resulting in a material increase in Executive’s commute to and from Executive’s primary residence (for this purpose an increase in the Executive’s commute by 50 miles or more shall be deemed material); or

(v) any other action or inaction that constitutes a material breach by the Company of this Agreement;

provided that, within ninety (90) days after the initial existence of such event, the Company shall be given notice and an opportunity, of not less than thirty (30) days, to remedy in good faith the condition constituting such “Good Reason” as asserted by Executive. Executive’s employment shall continue in effect during such time so long as the Company makes diligent efforts during such time to cure the asserted Good Reason event or condition. In the event that the Company shall remedy in good faith the event or condition constituting Good Reason, then Executive’s notice of termination for Good Reason shall be null and void, and, as a result of such event, the Executive shall not be entitled to resign with Good Reason. The Company’s remedy of any Good Reason event or condition with or without notice from Executive shall not relieve the Company from any obligations to Executive under this Agreement or otherwise and shall not affect Executive’s rights upon the reoccurrence of the same, or the occurrence of any other, Good Reason event or condition. Executive’s resignation hereunder for Good Reason shall not occur later than one hundred fifty (150) days following the initial date on which the event Executive claims constitutes Good Reason occurred. In the event of Executive’s termination of employment for Good Reason, Executive will be entitled to payment from the Company in the amount of all earned but unpaid salary as of the date of termination of employment and such other vested benefits as are set forth in this Agreement and in any other agreement or plan.

5.	Notice.

(a) Any notice or communication permitted or required by this Agreement shall be in writing and shall become effective two days after mailing by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company, to:	Sun Bancorp, Inc.
Attn: Corporate Secretary
350 Fellowship Road
Suite 101
Mt. Laurel, NJ 08054

If to Executive, to his address most recently on file with the Company.

(b) Any purported termination of employment by the Company or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon to provide a basis for termination of Executive’s employment.

6.	Post-Termination Obligations.

All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with Section 7 of this Agreement. Executive shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation to which it or any of its affiliates is, or may become, a party, other than any litigation between Executive and the Company or its affiliates. The Company shall reimburse Executive for reasonable costs incurred by Executive in providing such information and assistance.

7.	Non-Competition, Non-Solicitation and Non-Disclosure.

(a) For a period of one (1) year following Executive’s termination of employment for any reason other than death, Executive agrees to the application of, and to abide by, the non-competition and non-solicitation restrictions and covenants set forth in this Section 7(a). Notwithstanding the foregoing, no such non-competition and non-solicitation restrictions shall apply in the event of a termination of employment upon or following a “Change in Control” (as defined above in Section 3(b)(iv)) that occurs after the initial term of the change in control and severance agreement contemplated by Section 21.

(i) Executive will not contact (with a view toward selling any product or service competitive with any product or service sold or proposed to be sold by the Company, the Bank, or any subsidiary of such entities) any person, firm, association or corporation (1) to which the Company, the Bank, or any subsidiary of such entities sold any product or service during the thirty-six (36) month period immediately prior to Executive’s termination of employment, or (2) which Executive was otherwise aware was a client of the Company, the Bank, or any subsidiary of such entities at the time of termination of employment. Executive will not directly or indirectly make any such contact, either for his own benefit or for the benefit of any other person, firm, association, or corporation.

(ii) Executive hereby agrees that he shall not engage in providing professional services or enter into employment as an employee, director, consultant, representative, or similar relationship to any financial services enterprise (including but not limited to a savings and loan association, bank, credit union, or insurance company) engaged in the business of offering retail customer and commercial deposit and/or loan products whereby Executive will have a work location within the “Geographic Territory”. For purposes of this Agreement, the term “Geographic Territory” means any location within twenty-five (25) miles of any retail branch offices of the Bank and any loan production offices or commercial lending offices of the Company, the Bank, or any subsidiary of such entities transacting business from such office directly with retail or commercial deposit and/or loan customers existing as of the date of such termination of employment, provided that the Geographic Territory shall not extend outside the State of New Jersey, unless or until, following the date hereof, the Company or the Bank has opened and is operating outside of the State of New Jersey any retail branch offices of the Bank and any loan production offices or commercial lending offices of the Company, the Bank, or any subsidiary of such entities transacting business from such office directly with retail or commercial deposit and/or loan customers, in which event the Geographic Territory shall include any location within twenty-five (25) miles of each such additional branch or office existing as of the date of such termination of employment.

(iii) Executive hereby agrees that he shall not, on his own behalf or on behalf of others, employ, solicit, or induce, or attempt to employ, solicit or induce, any employee of the Company, the Bank, or any subsidiary of such entities, for employment with any enterprise, nor will the Executive directly or indirectly, on his behalf or for others, seek to influence any employee of the Company, the Bank, or any subsidiary of such entities to leave the employ of the Company, the Bank, or any subsidiary of such entities.

The provisions of this Section 7(a) shall survive the expiration of this Agreement.

(b) Non-Disparagement. Executive shall not make any statements that disparage the Company, the Bank, or any subsidiary of such entities or the business practices of the Company, the Bank, or any subsidiary of such entities, except to the extent required by law or by a court or other governmental agency of competent jurisdiction. The Company and the Bank shall not knowingly or intentionally make any statements that disparage Executive, and the Company and the Bank shall each instruct its directors and officers not to make any statements that disparage Executive. The provisions of this Section 7(b) shall survive the expiration of this Agreement.

(c) Non-Disclosure. Executive acknowledges that during his employment he will learn and have access to confidential information regarding the Company and the Bank and its customers and businesses (“Confidential Information”). Executive agrees and covenants not to disclose or use for his own benefit, or the benefit of any other person or entity, any such Confidential Information, unless or until the Company or the Bank consents to such disclosure or use, or such information becomes common knowledge in the industry or is otherwise legally in the public domain. Executive shall not knowingly disclose or reveal to any unauthorized person any Confidential Information relating to the Company, the Bank, or any subsidiaries or affiliates, or to any of the businesses operated by them, and Executive confirms that such information constitutes the exclusive property of the Company and the Bank. Executive shall not otherwise knowingly act or conduct himself (1) to the material detriment of the Company or the Bank, or its subsidiaries, or affiliates, or (2) in a manner which is inimical or contrary to the interests of the Company or the Bank. Notwithstanding the foregoing, it shall not be a breach of this Section 7(c) for Executive to disclose Confidential Information to the extent that disclosure is (A) requested by the Company or its affiliates or (B) required by a court or other governmental agency of competent jurisdiction. The provisions of this Section 7(c) shall survive the expiration of this Agreement.

(d) Subject to the final sentence of this Section 7(d), the parties hereto, recognizing that irreparable injury will result to the Company or its affiliates, its business and property in the event of Executive’s breach of any provision of this Section 7, agree that in the event of any such breach by Executive, the Company or its affiliates will be entitled, in addition to any other remedies and damages available, to an injunction issued by any court of competent jurisdiction to restrain the violation or attempted violation hereof by Executive, Executive’s partners, agents, servants, employees and all persons acting for or under the direction of Executive. Executive further agrees that the period of restriction set forth in this Section 7 shall be tolled during any period of violation thereof by Executive. Executive represents and admits that in the event of his termination of employment with the Company, Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Company or its affiliates, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Company or its affiliates from pursuing any other remedies available to the Company or its affiliates for such breach or threatened breach, including the recovery of damages from Executive. Notwithstanding the foregoing, in the event that Executive’s employment is terminated by the Company or its affiliates without Cause or by Executive for Good Reason, the parties hereto agree that the only remedy available to the Company or its affiliates upon a breach of this Section 7 is termination of the post-termination option exercise period contemplated by Sections 3(b)(ii) and (iii) of any then outstanding options as of the date of such breach.

8.	Source of Payments.

(a) All payments provided for in this Agreement shall be timely paid in cash or check from the general funds of the Company, subject to Section 8(b).

(b) Any compensation or benefits provided to Executive by any direct or indirect subsidiary of the Company or the Bank shall be applied to offset the obligations of the Company hereunder in such manner as the Company and the Bank may mutually agree, it being intended that this Agreement set forth the aggregate compensation and benefits payable to Executive for all services to the Company, the Bank and all of their respective direct or indirect subsidiaries and affiliates.

9.	Entire Agreement.

This Agreement, together with any subsequent understanding or modifications thereof as agreed to in writing by the parties, contain all of the terms agreed upon by the parties with respect to the subject matter of this Agreement and supersede all prior agreements, arrangements and communications between the parties concerning such subject matter, whether oral or written. Notwithstanding anything herein to the contrary, any period that Executive shall have served the Company, the Bank or any related entity as a consultant and not as an employee prior to the commencement of Executive’s employment under this Agreement shall not be deemed service to the Company as an employee, and shall not be considered or included in any calculation or determination of time employed by the Company for purposes of this Agreement.

10.	No Attachment.

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation, or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.

11.	Modification and Waiver.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

12.	Severability.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any remaining part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

13.	Headings for Reference Only.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

14.	Governing Law.

Except to the extent preempted by federal law, the validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of New Jersey, without regard to principles of conflicts of law of New Jersey.

15.	Arbitration.

Except as provided in Section 7(d) above, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association (“AAA”) nearest to the Executive Offices of the Company, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue. The provisions of this Section 15 shall survive the expiration of this Agreement.

16.	No Duty of Mitigation.

Executive shall not be required to mitigate the amount of any payment of severance benefits if he accepts other compensation for employment with another entity.

17.	Indemnification.

Except as prohibited by applicable law, the Company shall provide Executive (including his heirs, executors and administrators) with coverage under a directors’ and officers’ liability insurance policy at its expense on terms and conditions at least as favorable as the most favorable coverage in effect for other directors and officers of the Company (or any successor) and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under New Jersey law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company or its affiliates (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the costs of reasonable settlements. The provisions of this Section 17 shall survive the expiration of this Agreement.

18.	Successors and Assigns.

This Agreement shall be binding upon, and inure to the benefit of, Executive, the Company and their respective successors and assigns. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. Executive shall not assign any part of Executive’s rights under this Agreement without the written consent of the Company.

19.	Withholding; 409A.

(a) All payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

(b) To the extent that any reimbursements or in-kind payments are subject to Section 409A of the Code, then such reimbursements or in-kind payments (other than medical expenses) shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

20.	Regulatory Matters.

(a) Nothing in this Agreement shall be deemed to constitute an obligation of the Company or the Bank to make any payments or agree to make any payments to Executive which require prior approval in accordance with the Federal Deposit Insurance Corporation (“FDIC”) regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

(b) Notwithstanding anything herein to the contrary, Executive shall not commence employment with the Company or the Bank prior to both the Company’s and the Bank’s receipt of the required regulatory approvals or non-objections with respect to Executive’s employment as contemplated in this Agreement, including the approval or non-objection by both the Office of the Comptroller of the Currency (“OCC”) and the Board of Governors of the Federal Reserve System (“FRB”) to Interagency Notices of Change in Director or Senior Executive Officer. Further, in the event that (i) either of the Notices of Change in Director or Senior Executive Officer (the “Notices”) filed by the Bank and Company under Section 32 of the Federal Deposit Insurance Act, 12 U.S.C. § 183li, to request approval to hire Executive as its Executive Vice President and Chief Lending Officer of the Bank and the Company is denied by the OCC or the FRB, respectively, or (ii) the OCC or the FRB indicates that such agency is unlikely to approve the respective Notice, then the Company shall give notice of such determination to Executive and thereafter this Agreement shall be deemed null and void.

21.	Related Matters.

Following the execution of this Agreement, Executive and the Company shall cooperate to promptly negotiate in good faith the terms of a change in control and severance agreement, whether in the form of an amendment to this Agreement or a separate agreement, to be entered into between Executive and the Company after first receiving approval in accordance with 12 C.F.R. Part 359.

[signature page follows]

IN WITNESS WHEREOF, Sun Bancorp, Inc. has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, on this 27 day of January 2015.

ATTEST:	SUN BANCORP, INC.

/s/ Rita Gannon	By:	/s/ Thomas M. O’Brien
Rita Gannon		Thomas M. O’Brien
	Its:	President and Chief Executive Officer

WITNESS:	EXECUTIVE

/s/ Rita Gannon	/s/ Nicos Katsoulis
Rita Gannon	Nicos Katsoulis